Exhibit 3.8

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPER LEAGUE ENTERPRISE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Super League Enterprise, Inc., a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.	The name of the corporation is Super League Enterprise, Inc. (the “Corporation”).

2.

The Corporation hereby amends the following provision of the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) by deleting the first paragraph of Article FOURTH in its entirety and replacing it with the following new paragraphs:

FOURTH: The total number of shares which the Corporation shall have authority to issue is four hundred and ten million (410,000,000) shares, of which four hundred million (400,000,000) shares shall be common stock, par value $0.001 per share (“Common Stock”), and ten million (10,000,000) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”). The Board of Directors of the Corporation may divide the Preferred Stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of the adopting resolutions) may also increase or decrease the number of shares of Preferred Stock initially fixed for any series, but no decrease may reduce the number below the shares of Preferred Stock then outstanding and duly reserved for issuance.

Upon the effectiveness of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Effective Time”), every forty (40) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be combined, reclassified and changed into one (1) share of Common Stock of the Corporation (the “New Common Stock”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. The combination and conversion of the Old Common Stock shall be referred to as the “Reverse Stock Split.”

The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

3.	This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	This amendment shall be effective at 12:01 a.m. on June 23, 2025.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 17th day of June, 2025.

Super League Enterprise, Inc.

By:	/s/ Matthew Edelman
Matthew Edelman Chief Executive Officer